Exhibit 10.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), made as of the 15th day of July 2009 (the “Effective Date”), by and between Steel Partners II (Offshore) Ltd., formerly named Steel Partners Offshore Fund, Ltd., a corporation organized under the laws of the Cayman Islands (the “Company”), WGL Capital Corp., a corporation organized under the laws of the State of Colorado (successor by merger to WGL Capital Corp., formerly named Steel Partners Services, Ltd., a corporation organized under the laws of the State of New York, which in turn is a successor by merger with WGL Capital Corp., a corporation organized under the laws of the State of New York) (the “Investor Servicer”), and Steel Partners Holdings L.P., a Delaware limited partnership (formerly named WebFinancial L.P.) (“Steel Partners Holdings”).

WITNESSETH:

WHEREAS, the Investor Servicer and the Company are currently parties to the Amended and Restated Deferred Fee Agreement, first made as of October 31, 2002 and amended and restated as of January 1, 2005 (except for certain provisions with other effective dates specified therein), whereby the Investor Servicer has deferred certain fees due to it under its management agreement with the Company (the “Deferred Fee Agreement”) (capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Deferred Fee Agreement);

WHEREAS, Steel Partners Holdings has agreed to assume all of the Company’s liabilities and obligations under the Deferred Fee Agreement (the “Assumption”); and

WHEREAS, in connection with the Assumption, the Company has agreed to transfer to Steel Partners Holdings the assets (equal in the aggregate in value to the assumed liabilities) listed on Exhibit A hereto and as described in Section 1(c) below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, subject to Section 3 herein, the parties hereto agree as follows:

1. Assumption of Obligations under Deferred Fee Agreement. (a) Effective as of the Effective Date, (i) Steel Partners Holdings has assumed all of the Company’s liabilities and obligations under the Deferred Fee Agreement, including but not limited to, the Company’s obligation to make payments to the Investor Servicer thereunder, and (ii) in exchange therefor, the Company shall transfer to Steel Partners Holdings the assets listed on Exhibit A hereto.

(b)           In connection with the Assumption, the parties hereby agree that, effective as of the Effective Date: (i) Steel Partners Holdings (A) is a “Successor” to the Company within the meaning of Section 7.02(a) of the Deferred Fee Agreement, (B) shall be considered the “Company” for all purposes of the Deferred Fee Agreement in accordance with the terms of the Deferred Fee Agreement, (C) shall establish for bookkeeping purposes only, an account on the books of Steel Partners Holdings (i.e., the Deferred Fee Account) in accordance with Section 6.01 of the Deferred Fee Agreement, and (D) shall make payments to the Investor Servicer of the Deferred Fees on the applicable Distribution Dates as set forth on Exhibit B hereto and/or upon any Terminating Event, in each case, in accordance with the terms of the Deferred Fee Agreement; and (ii) the shareholder services agreement, entered into by and between Steel Partners Holdings and the Investor Servicer, effective as of the Effective Date, constitutes a “Management Agreement” for purposes of Section 7.02(a) of the Deferred Fee Agreement; and, accordingly, for purposes of Section 7 of the Deferred Fee Agreement, a “Terminating Event” has not occurred under the terms of the Deferred Fee Agreement in connection with the Assumption.

(c)           The parties acknowledge and agree to the following: (i) the Effective Date shall constitute a “Computation Date” under the Deferred Fee Agreement and, accordingly, the value of the Deferred Fee Account will be computed as of the Effective Date in accordance with the Deferred Fee Agreement; (ii) certain assets of the Company will not be distributed to shareholders of the Company on the closing of the restructuring of the Company and are to be held in a reserve (the “Reserve”) to satisfy certain potential contingent liabilities and known and unknown expenses of the Company (the “Contingent Liabilities”); (iii) amounts held in the Reserve shall only be released (other than to satisfy the Contingent Liabilities) upon a determination made by the Company that such amounts are no longer necessary to satisfy the Contingent Liabilities; (iv) the assets held in the Reserve were not taken into account for purposes of valuing the Company’s assets as of the Effective Date, and accordingly, the assets held in the Reserve were not taken into account for purposes of valuing the Deferred Fee Account under the Deferred Fee Agreement as of the Effective Date; and (v) if any amounts in the Reserve are to be released to shareholders or former shareholders of the Company on or after the Effective Date (the “Additional Amounts”), on the date any Additional Amounts are transferred to such shareholders or former shareholders a pro rata portion of such Additional Amounts (as determined by the Company) shall be allocated and credited to the Deferred Fee Account by Steel Partners Holdings (the “Additional Allocation”) and the Company shall transfer assets to Steel Partners Holdings equal in value (as determined by the Company) to the Additional Allocation.

(d)           In accordance with Section 4 of the Deferred Fee Agreement, the parties acknowledge and agree that, for purposes of the Deferred Fee Agreement, (i) the Deferred Fee Account may be indexed to the increase or decrease in “Net Asset Value” (as defined below), in addition to Book Value and, subject to the provisions of Section 4.01(x) and (y) of the Deferred Fee Agreement, Closing Trading Price, or any combination thereof, and (ii) the Deferred Fee Account shall be indexed to the increase or decrease in Net Asset Value from the Effective Date (which shall constitute a “Computation Date” under the Deferred Fee Agreement) through the effective date of the next subsequent Index Election made by the Investor Servicer under the Deferred Fee Agreement. For purposes of this Agreement, “Net Asset Value” shall mean the value of the net assets of Steel Partners Holdings determined by valuing the assets held by Steel Partners Holdings on a fair value basis (in accordance with the pricing policies of Steel Partners Holdings).

2.           Deferred Fee Agreement. Following the Assumption, the Deferred Fee Agreement shall continue in full force and effect.

3.           Governing Law. This Agreement shall be construed in accordance with and governed by, the laws of the State of New York.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on November 23, 2009.

COMPANY:

STEEL PARTNERS II (OFFSHORE) LTD.

By:	/s/ Sanford Antignas
Name:	Sanford Antignas
Title:	Authorized Signatory

INVESTOR SERVICER:

WGL CAPITAL CORP.

By:	/s/ Sanford Antignas
Name:	Sanford Antignas
Title:	Authorized Signatory

STEEL PARTNERS HOLDINGS:

STEEL PARTNERS HOLDINGS L.P.

By: Steel Partners II GP LLC, its General Partner

By:	/s/ Sanford Antignas
Name:	Sanford Antignas
Title:	Chief Operating Officer